EX-FILING FEES

Calculation of Filing Fee Tables

SCHEDULE 14A

(Form Type)

COVETRUS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Value

	Proposed Maximum Aggregate Value of Transaction		Fee rate	Amount of Filing Fee(2)
Fees to Be Paid	$3,045,288,412	(1) (2)	0.0000927	$282,298.24	(3)
Fees Previously Paid	—		—	—
Total Transaction Valuation(1)	$3,045,288,412		—	—
Total Fees Due for Filing	—		—	$282,298.24

Total Fees Previously Paid	—		—	—
Total Fee Offsets	—		—	$0

Net Fee Due	—		—	$282,298.24

(1)

Aggregate number of securities to which transaction applies: As of June 17, 2022, the maximum number of securities of Covetrus, Inc. (the “Company”) to which this transaction applies was estimated to be (a) 139,825,101 shares of common stock outstanding; (b) 843,454 shares of common stock underlying outstanding options, which may be entitled to receive the per share merger consideration of $21.00; (c) 3,780,018 shares of common stock underlying outstanding restricted stock units, which may be entitled to receive the per share merger consideration of $21.00; and (d) 960,781 shares of common stock underlying outstanding performance restricted stock units, which assumes the target level of performance that may be entitled to receive the per share merger consideration of $21.00.

(2)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of June 17, 2022, the underlying value of the transaction was calculated based on the sum of: (a) the product of 139,825,101 shares of common stock outstanding and the per share merger consideration of $21.00; (b) the product of 843,454 shares of common stock underlying outstanding options and $11.15 (which is the difference between the per share merger consideration of $21.00 and the weighted average exercise price of the outstanding options of $9.85 as of June 17, 2022); (c) the product of 3,780,018 shares of common stock underlying outstanding restricted stock units and the per share merger consideration of $21.00; and (d) the product of 960,781 shares of common stock underlying outstanding performance restricted stock units and the per share merger consideration of $21.00.

(3)	In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in note (2) above by 0.0000927.